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                                                                    Exhibit 99.1

                                                FOR FURTHER INFORMATION CONTACT:
                                                                  AT THE COMPANY
                                                                     John Gaines
                                                          Vice President-Finance
                                                                    806-374-8653


FOR IMMEDIATE RELEASE

             CROSS-CONTINENT ANTICIPATES LOWER THAN EXPECTED SECOND
                  QUARTER RESULTS ON WEAK OKLAHOMA CITY SALES


AMARILLO, TEXAS, JUNE 18, 1997--CROSS-CONTINENT AUTO RETAILERS, INC. (NYSE:
XC) today announced that its second quarter results will be below analyst expectations primarily due to approximately $717,000 in operating losses, or $0.05 per share, recorded in April and May at its Performance Nissan and Performance Dodge dealerships, and lower than expected new vehicle sales at Lynn Hickey Dodge resulting from a disruption of new vehicle availability attributed to the Chrysler engine plant strike. The company also anticipates that full year results will be negatively impacted by these events.

The company also announced that it has reached an agreement in principle to divest its Performance Nissan and Performance Dodge dealerships for total consideration of approximately $9.0 million, subject to certain adjustments prior to closing, to an affiliate of Emmett M. Rice, Jr., senior vice president, chief operating officer and a director of the company. The consideration for the purchase will be common stock of the company owned by Emmett Rice. The transaction is subject to the execution of a definitive agreement and required third party approvals.

Cross-Continent announced its intention to explore a possible sale of the dealerships last month. Total revenue at the Performance Nissan dealership approximated $32 million in 1996, and total revenue at the Performance Dodge dealership approximated $46 million in 1996.

Under the terms of the agreement, Rice will resign as an officer and director of Cross-Continent. "While we will miss the contribution of Mr. Rice to our organization, we wish him well in his new endeavors," Bill Gilliland, chairman and chief executive officer of Cross-Continent said.

The company's operating managers at its Amarillo and Oklahoma City dealerships will report directly to Gilliland while the operating managers at the Denver and Las Vegas dealerships will report to Mr. Douglas Spedding. Robert W. Hall, the company's senior vice chairman, will assume Mr. Rice's other duties.

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CROSS-CONTINENT AUTO RETAILERS, INC.
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Cross-Continent Auto Retailers, Inc. owns and operates a group of franchised automobile retail dealerships in Texas, Oklahoma, Nevada and Colorado. Through these dealerships, the company sells new and used cars and light trucks, arranges related financing and insurance, sells replacement parts and provides vehicle maintenance and repair services.

Cross-Continent Auto Retailers, Inc. is listed on the New York Stock Exchange under the symbol XC.

CROSS-CONTINENT AUTO RETAILERS, INC. BELIEVES ITS SHAREHOLDERS BENEFIT FROM THE VIEWS OF MANAGEMENT ABOUT THE FUTURE OF THE COMPANY'S BUSINESS. INCLUDED HEREIN ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS WITH RESPECT TO ANTICIPATED REVENUE GROWTH, ACQUISITIONS AND PROFITABILITY. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING WITHOUT LIMITATION ECONOMIC CONDITIONS, RISKS ASSOCIATED WITH ACQUISITIONS AND THE RISK FACTORS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

   TO RECEIVE ADDITIONAL INFORMATION ON CROSS-CONTINENT AUTO RETAILERS, INC.
          FREE OF CHARGE VIA FAX, DIAL 1-800-PRO-INFO AND ENTER "XC."

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